Exhibit 10.15
November 17, 2006
Bill Wilson
3143 Holyrood Drive
Oakland, CA 94611
Dear Mr. Wilson:
     Activant Group Inc., a Delaware corporation (“Activant”), is pleased to inform you that you are eligible to receive a retention bonus of $131,250.00 (the “Bonus”), payable in five equal annual installments, as provided below, as a reward for your continued employment with Activant or one of its subsidiaries:

Date of Bonus Payment	Amount of Bonus
September 30, 2007	20%
September 30, 2008	20%
September 30, 2009	20%
September 30, 2010	20%
September 30, 2011	20%
Notwithstanding the foregoing, in the event of the consummation of a Change in Control (as defined in the Amended and Restated Activant Group Inc. 2006 Stock Incentive Plan) of Activant, all annual installments set forth above not previously paid shall become immediately due and payable upon such consummation, subject to the following paragraph of this letter.
     You must be employed by Activant or one of its subsidiaries, whether as an employee, consultant or advisor, at the time each installment is payable in order to earn and receive such installment, but there are no other conditions to the Bonus. In the event that your service relationship with Activant or one of its subsidiaries terminates prior to the time any annual installment is payable, you will forfeit that and all subsequent installments. Activant may withhold from the Bonus any such Federal, state, local or other taxes, including applicable taxes of any jurisdiction outside the United States, as shall be required to be withheld pursuant to any applicable law or regulation.
     You understand that the Bonus made available to you hereunder does not constitute a guarantee of continued employment with Activant or one of its subsidiaries, and that your service relationship with Activant or its subsidiaries is at will. As such, you or Activant or its subsidiaries may terminate your employment at any time and for any reason or no reason, either with or without cause or advance notice. In addition, Activant and its subsidiaries retain the right to modify your compensation and benefits, other than this Bonus, within their sole discretion, upon notice to you, to the fullest extent allowed by law.

     Unless otherwise determined by Activant’s Board of Directors, any payments made hereunder will not be taken into account in computing your salary or compensation for the purposes of determining any benefits or compensation under (i) any retirement, life insurance or other benefit plan of Activant or (ii) any agreement between Activant and you.

Sincerely,
/s/ Greg Petersen
Greg Petersen,
Executive Vice President